Exhibit 99.1

FOR IMMEDIATE RELEASE	GREENHUNTER ENERGY, INC.
GREENHUNTER ENERGY’S PLAN FOR CONTINUED
LISTING ACCEPTED BY NYSE AMEX
GRAPEVINE, TEXAS, AUGUST 27, 2009 – GREENHUNTER ENERGY, INC. (NYSE Amex: GRH), a diversified renewable energy company focused on wind development projects, biomass power generation and the production of biodiesel, announced today that the NYSE Amex LLC has accepted GreenHunter’s plan to regain compliance with the exchange’s listing criteria as disclosed in a Press Release dated June 3, 2009.
In a letter to the Company dated August 20, 2009, the NYSE Amex indicated that it had determined that GreenHunter’s plan, submitted to the exchange on June 29, 2009, made a reasonable demonstration of the Company’s ability to regain compliance with the exchange’s listing standards. Further, though the Company is not currently in compliance with certain of the exchange’s listing standards, the exchange has granted GreenHunter until November 30, 2009 to regain compliance with Section 1003 (a)(iv) and until November 29, 2010 to regain compliance with Sections 1003 (a) (i, ii and iii) of the exchange’s Company Guide.
In response to the NYSE Amex exchange decision to accept GreenHunter’s continued listing plan, Mr. Gary C. Evans, Chairman, President and Chief Executive Officer commented, “We believe this decision is the correct one and we are anxious to regain full compliance with the listing standards required by the exchange. This has been an extremely difficult period for any energy-related business, especially renewables. We are confident that the game plan we initiated earlier this year in all three of our business units to regain our Company’s financial stability and begin meaningful revenues is on track and will ultimately reward our shareholders.”
Forward-Looking Statements
Any statements in this press release about future expectations and prospects for GreenHunter Energy and its business and other statements containing the words “believes”, “anticipates”, “plans”, “expects”, “will” and similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the substantial capital expenditures required to fund its operations, the ability of the Company to implement its business plan, government regulation and competition. GreenHunter Energy undertakes no obligation to update these forward-looking statements in the future.
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GreenHunter Energy is focused on the renewable energy sectors of wind, hydro, geothermal, solar, biofuels, and biomass power plants. Our assets consist of leases of real property for future development of wind energy projects located in Montana, New Mexico, California, Texas, Wyoming and The Peoples Republic of China, the nation’s largest biodiesel refinery located in Houston, Texas, a biomass-fired power plant located in Brawley, California, and an option to lease acreage associated with a terminaling facility in Port Sutton, Florida. Headquartered in Grapevine, Texas, GreenHunter Energy was formed to be the first publicly traded renewable energy company based in the U.S. that provides to investors a portfolio of diversified assets in the alternative energy sector. Additional information about GreenHunter Energy may be found at www.greenhunterenergy.com.
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For Further Information Contact:
GreenHunter Energy, Inc.
Jack W. Zedlitz
1048 Texan Trail
Grapevine, TX 76051
Tel: (972) 410-1044
jzedlitz@greenhunterenergy.com